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                                                                  Exhibit (K)(8)

                           AEW REAL ESTATE INCOME FUND

                 ----------------------------------------------

                        FORM OF AUCTION AGENCY AGREEMENT

                              dated as of [ ], 2003

                                   Relating to

                         Auction Market Preferred Shares

                                   Series [M]

                                       of

                           AEW REAL ESTATE INCOME FUND

                 ----------------------------------------------
                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                as Auction Agent

                        FORM OF AUCTION AGENCY AGREEMENT

         This Auction Agency Agreement (this "Agreement"), dated as of [ ], 2003, is by and between AEW Real Estate Income Fund (the "Trust") and Deutsche Bank Trust Company Americas, a New York banking corporation.

         The Trust proposes to issue an aggregate of [ ] preferred shares, par value $.00001 per share, liquidation preference $25,000 per share, designated as Auction Market Preferred Shares, Series [M] (the "AMPS"), pursuant to the Amended and Restated Bylaws (as defined below).

         The Trust desires that Deutsche Bank Trust Company Americas ("Deutsche Bank") perform certain duties as agent in connection with each Auction (as defined below) (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the AMPS (in all such capacities, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Trust hereby appoints Deutsche Bank as said Auction Agent and Paying Agent in accordance with such terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Auction Agent agree as follows:

1.       Definitions and Rules of Construction.

         1.1   Terms Defined By Reference to Amended and Restated Bylaws.

         Capitalized terms not defined herein shall have the respective meanings specified in the Amended and Restated Bylaws.

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         1.2   Terms Defined Herein.

         As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

               (a) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

               (b) "Agreement" shall mean this Agreement.

               (c) "Amended and Restated Bylaws" shall mean the Amended and Restated Bylaws of the Trust in effect at the time the registration statement relating to the AMPS (the "Registration Statement") is declared effective by the Securities and Exchange Commission, specifying the powers, preferences and rights of the AMPS.

               (d) "Auction" shall have the meaning specified in Section 2.1 hereof.

               (e) "Auction Procedures" shall mean the procedures as from time to time in effect for conducting Auctions, as set forth in Part II of Section
11.1 of the Amended and Restated Bylaws.

               (f) "Authorized Officer" of the Auction Agent shall mean each Managing Director, Vice President and Associate of the Auction Agent, and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Trust.

               (g) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

               (h) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

               (i) "Trust Officer" shall mean the Chairman, the Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Chief Operating Officer, the Secretary, the Treasurer, each Assistant Vice President, each Assistant Secretary and each Assistant Treasurer of the Trust and every other officer or employee of the Trust designated as a "Trust Officer" for purposes hereof in a communication to the Auction Agent.

         1.3   Rules of Construction.

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of the Agreement:

               (a) words importing the singular number shall include the plural number and vice versa.

               (b) the captions and headings herein are solely for convenience of reference and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

               (c) the words "hereof", "herein", "hereto" and other words of similar import refer to the Agreement as a whole.

               (d) all references herein to a particular time of day shall be to New York City time.

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2.       The Auction.

         2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

               (a) The Board of Trustees of the Trust has adopted a resolution appointing Deutsche Bank as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for any Subsequent Rate Period of the AMPS for which the Applicable Rate is to be determined by auction. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

               (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

         2.2 Preparation for Each Auction; Maintenance of Registry of Beneficial Owners.

               (a) Not later than seven days prior to the first Auction Date for the AMPS, the Trust shall provide the Auction Agent with a list of the Broker-Dealers. Not later than seven days prior to any Auction Date for the AMPS for which any change in such list of Broker-Dealers is to be effective, the Trust will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent and the Trust shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

               (b) In the event that any Auction Date for the AMPS shall be changed after the Auction Agent shall have given the notice referred to in paragraph (a) of the Settlement Procedures, or after the notice referred to in
Section 2.3 hereof, if applicable, the Auction Agent, by such means as the Auction Agent reasonably deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

               (c) (i) The Auction Agent shall maintain a current registry of the Beneficial Owners of the AMPS who shall constitute Existing Holders of AMPS for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing AMPS. The Auction Agent shall keep such registry current and accurate based on the information provided to it from time to time by the Broker-Dealers. The Trust shall use commercially reasonable efforts to provide or cause to be provided to the Auction Agent within ten Business Days of the Date of Original Issue of the AMPS a list of the initial Existing Holders of the AMPS, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of AMPS (A) such list, (B) the results of Auctions, (C) notices from any Broker-Dealer as described in the first sentence of Section 2.2(c)(iii) hereof and (D) the results of any procedures approved by the Trust that have been devised for the purpose of determining the identities of Existing Holders in situations where AMPS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                   (ii) In the event of any partial redemption of any series of AMPS, the Auction Agent shall, at least two Business Days prior to the next Auction for such series, request each

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Broker-Dealer to provide the Auction Agent with a list of Persons who such
Broker-Dealer believes should remain Existing Holders after such redemption based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of AMPS of such series such Broker-Dealer believes are owned by such Person after such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Persons listed in its registry of Existing Holders as the Beneficial Owner of the number of AMPS of such series shown in such registry.

                   (iii) The Auction Agent shall register a transfer of AMPS from an Existing Holder of such AMPS only if such transfer is to another Existing Holder, or other Person if permitted by the Trust, and only if such transfer is made (A) pursuant to an Auction, (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified in writing (I) in a notice substantially in the form of Exhibit B to the Broker-Dealer Agreements by a Broker-Dealer of such transfer or (II) in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Trust, that purchased or sold such AMPS in an Auction of the failure of such AMPS to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Trust that have been devised for the purpose of determining the identities of Existing Holders in situations where AMPS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 12:00 noon on the Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of the AMPS if the Auction Agent has been notified in writing by the Broker-Dealer of any Person that (i) purchased any AMPS and the seller failed to deliver such shares or (ii) sold any AMPS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

               (d) The Auction Agent may, but shall have no obligation to, request each Broker-Dealer, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes are Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of AMPS such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such AMPS to any Person other than the Trust and the Broker-Dealer that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure or (b) it is advised by competent external counsel that its failure to do so would be unlawful.

         2.3      Auction Schedule.

         Subject to Section 11.1 of the Amended and Restated Bylaws, the Auction Agent shall conduct Auctions weekly in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trust, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective.

Time                   Event

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By 9:30 A.M.                   Auction Agent advises the Trust and
                               Broker-Dealers of the applicable Maximum Rate and the Reference Rate used in determining such Maximum Rate as set forth in Section 2.7 hereof.

9:30 A.M. - 1:30 P.M.          Auction Agent assembles information communicated
                               to it by Broker-Dealers as provided in paragraph
                               2 of the Auction Procedures. Submission Deadline is 1:30 P.M.

Not earlier than 1:30 P.M.     Auction Agent makes determinations pursuant to
                               paragraph 3(a) of the Auction Procedures.

By approximately 3:00 P.M.     Auction Agent advises Trust of results of Auction
                               as provided in paragraph 3(b) of the Auction
                               Procedures.

                               Submitted Bids and Submitted Sell Orders are accepted and rejected and AMPS allocated as provided in paragraph 4 of the Auction Procedures. Auction Agent shall give notice of Auction results as set forth in Section 2.4 hereof.

The Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures.

         2.4   Notice of Auction Results.

         The Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Dividend Period for the related AMPS by telephone or through its Auction Processing System as set forth in paragraph (a) of the Settlement Procedures.

         2.5   Broker-Dealers.

               (a) Not later than 12:00 Noon on each Auction Date for the AMPS, the Trust shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers for the AMPS pursuant to Section
2.6 of the Broker-Dealer Agreements. Such fees shall be paid on the basis of the purchase price of AMPS placed by each Broker-Dealer at such Auction and shall not exceed (i) in the case of any Auction Date immediately preceding a Dividend Period of less than one year, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first date of such Dividend Period but excluding the next to last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times (D) the sum of the aggregate number of shares of outstanding AMPS for which the Auction is conducted and (ii) in the case of any Special Dividend Period of one year or more, the amount determined by mutual consent of the Trust and any such Broker-Dealers, which rate shall be based upon a selling concession that would be applicable to an underwriting of fixed or variable rate AMPS with a similar final maturity or variable rate dividend period, respectively, at the commencement of the Dividend Period with respect to such Auction. For the avoidance of doubt, only one Broker-Dealer shall be considered to have placed a particular share of AMPS at any particular Auction for purposes of this Section. The Auction Agent shall apply such moneys as set forth in Section 2.6 of each such Broker-Dealer Agreement.

               (b) The Trust shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-Dealer, which consent shall not be unreasonably withheld. Notwithstanding the

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foregoing, the Trust may designate Merrill Lynch, Pierce, Fenner & Smith
Incorporated as a Broker-Dealer.

               (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Trust, provided that at least one Broker-Dealer Agreement would be in effect for the AMPS after such termination.

               (d) Subject to the Auction Agent's having consented to the selection of the relevant Broker-Dealer pursuant to Section 2.5(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements with one or more Broker-Dealers as the Trust shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Trust shall request.

        2.6    Special Rate Periods.

         The provisions contained in paragraph 3 of Part I of Section 11 of the Amended and Restated Bylaws concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Trust and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

        2.7    Determination of Maximum Rate.

               (a) (i) On each Auction Date, the Auction Agent shall determine the initial dividend rate and the Maximum Rate. If any "AA" Financial Composite Commercial Paper Rate, Treasury Index Rate or Reference Rate, as the case may be, is not quoted on an interest or bond equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Amended and Restated Bylaws if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Trust as to the method of such conversion.

                   (i) If any "AA" Financial Composite Commercial Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Financial Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Trust so that the Trust can determine whether to select a substitute Commercial Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Trust shall promptly advise the Auction Agent of any such selection.

                   (ii) If any Treasury Index Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Index Rate, the Auction Agent shall immediately notify the Trust so that the Trust can determine whether to select a substitute U.S. Government Securities Dealer or substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Trust shall promptly advise the Auction Agent of any such selection.

        2.8   Ownership of Shares of AMPS.


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     The Trust shall notify the Auction Agent if the Trust or, to the knowledge of the Trust, any affiliate of the Trust acquires any AMPS. Neither the Trust nor any affiliate of the Trust shall submit any Order in any Auction for AMPS, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Trust may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this Section 2.8, a Broker-Dealer shall not be deemed to be an affiliate of the Trust solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a director of the Trust. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.8.

     2.9  Access to and Maintenance of Auction Records.

     The Auction Agent shall afford to the Trust, its agents, independent public accountants and counsel and the Broker-Dealers, access at reasonable times during normal business hours to review and make extracts or copies of all books, records, documents and other information concerning the conduct and results of Auctions (at no cost to the Auction Agent), provided that any such agent, accountant, counsel or Broker-Dealer shall furnish the Auction Agent with a letter from the Trust requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of six years after such Auction, and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder. Upon the expiration of this six-year period, the Auction Agent shall deliver to the Trust all such records. The Auction Agent also shall undertake to furnish to the Securities and Exchange Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter, such records shall not be destroyed by the Trust without the approval of the Auction Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference. The Auction Agent agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with the requirements of applicable law, and will be surrendered promptly to the Trust on and in accordance with its request.

3. The Auction Agent as Dividend Paying Agent and Redemption Price Disbursing Agent.

     The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of AMPS (i) on each Dividend Payment Date, dividends on the AMPS, (ii) on any date fixed for redemption of AMPS, the Redemption Price of any shares called for redemption and (iii) any Late Charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Trust with which to pay such dividends, Redemption Price or Late Charge. The amount of dividends for any Rate Period for the AMPS to be paid by the Auction Agent to the Holders of such shares will be determined by the Trust as set forth in paragraph 2 of Part I of Section 11.1 of the Amended and Restated Bylaws. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Trust as set forth in paragraph 8 of Part I of Section 11.1 of the Amended and Restated Bylaws. The Trust shall notify the Auction Agent in writing of a decision to redeem AMPS at least five days prior to the date a notice of redemption is required to be mailed to the Holders of the shares to be redeemed by paragraph 8(c) of Part I of Section 11.1 of the Amended and Restated Bylaws. Such notice by the Trust to the Auction Agent shall contain the information required by paragraph 8(c) of Part I of
Section 11.1 of the Amended and Restated Bylaws to be stated in the notice of redemption required to be mailed by the Trust to such Holders.

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4.   The Auction Agent as Transfer Agent and Registrar.

     4.1  Issue of Stock or Shares Certificates.

     Upon the Date of Original Issue of the AMPS, one certificate representing all of the AMPS issued on such date shall be issued by the Trust and, at the request of the Trust, registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Auction Agent. If there is no Securities Depository, at the Trust's option and upon its receipt of such documents as it deems appropriate, any AMPS may be registered in the Trust's stock register in the name of the Beneficial Owner thereof, and such Beneficial Owner thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof. If the certificate or certificates for AMPS are not held by the Securities Depository or its nominee, payment will be made in same-day funds to the Auction Agent against delivery of such certificates.

     4.2  Registration of Transfer of Shares.

     The AMPS shall be registered solely in the name of the Securities Depository or its nominee.

     4.3  Removal of Legend on Restricted Shares.

     All requests for removal of legends on AMPS indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred free of the restrictions described in such legend, such opinion to be delivered under cover of a letter from a Trust Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

     4.4  Lost Stock or Share Certificates.

     The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Trust and the Auction Agent, subject at all times to provisions of law, the Amended and Restated Bylaws governing such matters and resolutions adopted by the Board of Trustees of the Trust with respect to lost securities. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Trust to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Trust to the Auction Agent that such issuance will comply with such provisions of law and the Amended and Restated Bylaws and resolutions of the Board of Trustees of the Trust.

     4.5  Disposition of Cancelled Certificates; Record Retention.

     The Auction Agent shall retain all stock or share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for at least six calendar years from the date of such cancellation. The Auction Agent, upon written request by the Trust, shall afford to the Trust, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of such certificates and accompanying documentation. Upon the expiration of this six-year period, the Auction Agent shall deliver to the Trust the cancelled certificates and accompanying documentation. The Auction Agent also shall undertake to furnish to the Securities and Exchange Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter, such records shall not

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be destroyed by the Trust without the approval of the Auction Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

     4.6  Stock or Record Books.

     For so long as the Auction Agent is acting as the transfer agent for the AMPS pursuant to the Agreement, it shall maintain a stock or record book containing a list of the Holders of the AMPS. In case of any request or demand for the inspection of the stock or record books of the Trust or any other books in the possession of the Auction Agent, the Auction Agent will notify the Trust and secure instructions as to permitting or refusing such inspection. The Auction Agent reserves the right, however, to exhibit the stock or record books or other books to any Person if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure or (b) it is advised by competent external counsel that its failure to do so would be unlawful.

     4.7  Return of Funds.

     Any funds deposited with the Auction Agent hereunder by the Trust for any reason, including but not limited to redemption of AMPS, that remain unpaid after ninety days shall be repaid to the Trust upon the written request of the Trust.

5.   Representations and Warranties.

     5.1  Representations and Warranties of the Trust.

     The Trust represents and warrants to the Auction Agent that:

          (a) The Trust has been duly organized and is validly existing as an unincorporated voluntary association under, and by virtue of, the laws of the Commonwealth of Massachusetts and has full power to execute and deliver this Agreement and to authorize and issue the AMPS; the AMPS have been duly authorized by the Trust and, upon completion of the initial sale of the AMPS and receipt of payment therefor, will be validly issued by the Trust, fully paid and, except as set forth in the Registration Statement, nonassessable;

          (b) the Agreement has been duly and validly authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

          (c) the form of the certificate evidencing the AMPS complies or will comply with all applicable laws of the Commonwealth of Massachusetts;

          (d) when issued, the AMPS will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of the Agreement or will have been required in connection with the issuance of AMPS, except such action as is required by applicable state securities laws;

          (e) the execution and delivery of the Agreement and the issuance and delivery of the AMPS do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of Trust of the Trust, as

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amended to date, the Amended and Restated Bylaws or any law or regulation, any order or decree of any court or public authority having jurisdiction over the Trust, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Trust or the Trust and its subsidiaries taken as a whole; and

          (f) no taxes are payable upon or in respect of the execution of the Agreement or the issuance of the AMPS of any series.

     5.2  Representations and Warranties of the Auction Agent.

     The Auction Agent represents and warrants to the Trust that:

               (i) the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

               (ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

6.   The Auction Agent.

     6.1  Duties and Responsibilities.

          (a) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any Person, other than the Trust, by reason of the Agreement.

          (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in the Agreement, and no implied covenants or obligations shall be read into the Agreement against the Auction Agent.

          (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under the Agreement.

     6.2  Rights of the Auction Agent.

          (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Trust or with the Broker-Dealers or both.

          (b) The Auction Agent may consult with competent external counsel of its choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

          (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

          (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

     6.3  Compensation, Expenses and Indemnification.

          (a) The Trust shall pay the Auction Agent compensation for all services rendered by it under the Agreement and the Broker-Dealer Agreements as the Trust and the Auction Agent have agreed to in writing from time to time, subject to adjustments if the AMPS no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase of decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

          (b) The Trust shall reimburse the Auction Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense or disbursement attributable to its negligence or bad faith.

          (c) The Trust shall indemnify the Auction Agent for and hold it harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any such claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from the Auction Agent's negligence or bad faith.

     6.4  Auction Agent's Disclaimer.

     The Auction Agent makes no representation as to the validity or adequacy of the Agreement, the Broker-Dealer Agreements or the AMPS of any series except for the Auction Agent's representations and warranties set forth in Section 5.2 hereof.

7.   Miscellaneous.

     7.1  Term of Agreement.

          (a) The term of the Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Trust may terminate the Agreement at any time by so notifying the Auction Agent, provided that the Trust has entered into an agreement with a successor auction agent. The Auction Agent may terminate the Agreement upon written notice to the Trust on the date specified in such notice, which date shall be no earlier than 60 days after the date of delivery of such notice.

          (b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Trust and the Auction Agent under the Agreement with respect to the AMPS shall cease upon termination of the Agreement. The Trust's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.4 hereof shall survive the termination of the Agreement. The Auction Agent's covenants and obligations to the Trust under Section 7.8 hereof shall survive the termination of this Agreement. Upon termination of the Agreement, the Auction Agent shall, at the Trust's request, promptly deliver to the Trust copies of all books and records maintained by it with respect to the AMPS in connection with its duties hereunder. Upon termination of this Agreement, the Auction

Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Trust's request, deliver promptly to the Trust copies of all books and records maintained by it in connection with its duties hereunder, and (iii) transfer promptly to the Trust or to any successor auction agent, as requested by the Trust, any funds deposited by the Trust with the Auction Agent (whether in its capacity as Auction Agent or Paying Agent) pursuant to the Agreement which have not been distributed previously by the Auction Agent in accordance with the Agreement.

     7.2  Communications.

     Except for (i) communications authorized to be by telephone pursuant to the Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Trust:            AEW Real Estate Income Fund
                            399 Boylston Street
                            Boston, MA 02116
                            Attention: President
                            Telecopier No.: [ ]
                            Telephone No.: 800-862-4863


If to the Auction Agent:    Deutsche Bank Trust Company Americas
                            Corporate Trust and Agency Services
                            100 Plaza One, 6th Floor
                            Jersey City, NJ 07311
                            Attention: __________________
                            Telephone No.: 201-593-6447
                            Facsimile No.: 201-593-6878


or such other address or telecopy number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Trust by a Trust Officer and on behalf of the Auction Agent by telephone (confirmed by telecopy or in writing) by an Authorized Officer.

     7.3  Entire Agreement.

     The Agreement contains the entire agreement between the parties relating to, and superseding any prior agreement between the parties relating to, the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Auction Agent.

     7.4  Benefits.

     Nothing herein, express or implied, shall give to any Person, other than the Trust, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.


     7.5  Amendment Waiver.

           (a) The Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

           (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

     7.6   Successors and Assigns.

     The Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Trust and the Auction Agent. The Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be unreasonably withheld.

     7.7   Severability.

     If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

        7.8    Disclosure of Information.

        The Auction Agent agrees that it will not disclose or use any "non-public personal information" about the Trust's shareholders other than such uses or disclosures as are permitted by Regulation S-P under Section 504 of the Gramm-Leach Biley Act ("Regulation S-P"). "Nonpublic personal information" about a shareholder shall mean: (i) personally identifiable financial information;
(ii) any list, description, or other grouping of consumers that is derived from using any personally identifiable information that is not publicly available; and (iii) any other information that a Customer or the Transfer Agent is prohibited from using or disclosing pursuant to Regulation S-P. The Auction Agent also agrees to comply with all federal and state anti-money laundering laws applicable to such party, including, to the extent applicable, the USA PATRIOT Act of 2001 and any implementing rules, regulations and authoritative guidelines of any applicable regulatory agency thereunder.

        7.9    Governing Law.

        The Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        7.10   Execution in Counterparts

        This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

        7.11   Limitation of Liability

        A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

                                        AEW REAL ESTATE INCOME FUND


                                        By:  ___________________________________
                                             Name
                                             Title

                                        DEUTSCHE BANK TRUST COMPANY AMERICAS


                                        By:  ___________________________________
                                             Name
                                             Title

                                                                       EXHIBIT A

                                     FORM OF
                             BROKER-DEALER AGREEMENT

                                                                       EXHIBIT B

                              SETTLEMENT PROCEDURES

      The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agency Agreement and each Broker-Dealer Agreement. Nothing contained in this Exhibit constitutes a representation by the Trust that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party.

          (a) On each Auction Date, the Auction Agent shall notify by telephone, telecopier or other means of electronic communication acceptable to the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an Order on behalf of any Beneficial Owner or Potential Beneficial Owner of:

                (i) the Applicable Rate fixed for the next succeeding Dividend Period;

                (ii) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

                (iii) if such Broker-Dealer (a "Seller's Broker-Dealer") submitted a Bid or Sell Order on behalf of a Beneficial Owner, the number of AMPS, if any, to be sold by such Beneficial Owner;

                (iv) if such Broker-Dealer (a "Buyer's Broker-Dealer") submitted a Bid on behalf of a Potential Beneficial Owner, the number of AMPS, if any, to be purchased by such Potential Beneficial Owner;

                (v) if the aggregate number of AMPS to be sold by all Beneficial Owners on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of AMPS to be purchased by all Potential Beneficial Owners on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of AMPS and the number of such shares to be purchased from one or more Beneficial Owners on whose behalf such Broker-Dealer acted by one or more Potential Beneficial Owners on whose behalf each of such Buyer's Broker-Dealers acted;

                (vi) if the aggregate number of AMPS to be purchased by all Potential Beneficial Owners on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate number of AMPS to be sold by all Beneficial Owners on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker Dealers (and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of AMPS and the number of such shares to be sold to one or more Potential Beneficial Owners on whose behalf such Broker-Dealer acted by one or more Beneficial Owners on whose behalf each of such Seller's Broker-Dealers acted; and

                (vii) the Auction Date of the next succeeding Auction with respect to the AMPS.

          (b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Beneficial Owner or Potential Beneficial Owner shall:

                  (i) in the case of a Broker-Dealer that is a Buyer's Broker-Dealer, instruct each Potential Beneficial Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Beneficial Owner's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of AMPS to be purchased pursuant to such Bid against receipt of such shares and advise such Potential Beneficial Owner of the Applicable Rate for the next succeeding Dividend Period;

                  (ii) in the case of a Broker-Dealer that is a Seller's Broker-Dealer, instruct each Beneficial Owner on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was accepted, in whole or in part, to instruct such Beneficial Owner's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of AMPS to be sold pursuant to such Order against payment therefor and advise any such Beneficial Owner that will continue to hold AMPS of the Applicable Rate for the next succeeding Dividend Period;

                  (iii) advise each Beneficial Owner on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

                  (iv) advise each Beneficial Owner on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

                  (v) advise each Potential Beneficial Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

          (c) On the basis of the information provided to it pursuant to (a) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Beneficial Owner or an Beneficial Owner shall, in such manner and at such time or times as in its sole discretion it may determine, allocated any funds received by it pursuant to (b)(i) above and any AMPS received by it pursuant to (b)(ii) above among the Potential Beneficial Owners, if any, on whose behalf such Broker-Dealer submitted Bids, the Beneficial Owners, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (a)(v) or (a)(vi) above.

          (d)     On each Auction Date:

                  (i) each Potential Beneficial Owner and Beneficial Owner shall instruct its Agent Member as provided in (b)(i) or (ii) above, as the case may be;

                  (ii) each Seller's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to
          (A) pay through the Securities Depository to the Agent Member of the Beneficial Owner delivering shares to such Broker-Dealer pursuant to
          (b)(ii) above the amount necessary to purchase such shares against receipt of such shares, and (B) deliver such shares through the Securities Depository to any Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to (a)(v) above against payment therefor; and

                  (iii) each Buyer's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to
          (A) pay through the Securities Depository to any Seller's Broker-Dealer (or its Agent Member) identified pursuant to (a)(vi) above the amount necessary to purchase the shares to be purchased pursuant to (b)(i) above against receipt of such shares, and (B) deliver such shares through the Securities Depository to the Agent Member of the purchase thereof against payment therefor.

          (e)     On the day after the Auction Date:

                  (i) each Bidder's Agent Member referred to in (d)(i) above shall instruct the Securities Depository to execute the transactions described in (b)(i) or (ii) above, and the Securities Depository shall execute such transactions;

                  (ii) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d)(ii) above, and the Securities Depository shall execute such transactions; and

                  (iii) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d)(iii) above, and the Securities Depository shall execute such transactions.

          (f) If a Beneficial Owner selling AMPS in an Auction fails to deliver such shares (by authorized book-entry) a Broker-Dealer may deliver to the Potential Beneficial Owner on behalf of which it submitted a Bid that was accepted a number of whole AMPS that is less than the number of shares that otherwise was to be purchased by such Potential Beneficial Owner. In such event, the number of AMPS to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser number of shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (f), any delivery or non-delivery of shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.